Filed Pursuant to Rule 424(b)(3)
Registration Statement File No. 333-160565

PROSPECTUS

URANIUM ENERGY CORP.

13,849,755 Shares of Common Stock

This prospectus relates to the resale of up to 13,849,755 shares of common stock of Uranium Energy Corp. (the "Company") that may be offered and sold, from time to time, by the selling securityholders identified in this prospectus. These shares consist of:

    up to 9,299,834 shares of common stock issued by the Company in a private placement that closed on June 26, 2009; and

    up to 4,549,921 shares of common stock issuable upon the exercise of common stock purchase warrants which were issued by the Company in its private placement that closed on June 26, 2009.

These transactions are described in this prospectus under "Selling Securityholders."

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling securityholders.  We will not receive any of the proceeds from the sale of those shares.

Our common stock is traded on the NYSE Amex Equities Exchange under the symbol "UEC."  On August 4, 2009, the last reported sales price for our common stock on the NYSE Amex Equities Exchange was $2.60 per share.

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See "Risk Factors" beginning on page 4 of this prospectus for factors you should consider before buying shares of our common stock.

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              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20 , 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
OFFERING SUMMARY	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
SELLING SECURITYHOLDERS	12
PLAN OF DISTRIBUTION	20
DESCRIPTION OF SECURITIES TO BE REGISTERED	22
INTERESTS OF NAMED EXPERTS AND COUNSEL	22
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	23

You should rely only on the information contained in or incorporated by reference into this prospectus and any related prospectus supplement. We have not authorized anyone to give you information different from that contained in this prospectus, any related prospectus supplement or such incorporated documents. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, "we", "us", "our", "UEC" or "our company" refers to Uranium Energy Corp. and all of its subsidiaries and affiliated companies. References to the "SEC" refer to the U.S. Securities and Exchange Commission.

OFFERING SUMMARY
The Issuer:	Uranium Energy Corp. Address: 9801 Anderson Mill Road, Suite 230, Austin, Texas 78750 Telephone: (512) 828-6980

The Selling Securityholders:

The selling securityholders (each a "Selling Securityholder") include: (a) the holders of the common stock and common stock purchase warrants which we offered and sold pursuant to our private placement of units that closed on June 26, 2009. The Selling Securityholders are named in this prospectus under "Selling Securityholders".

Shares Offered by the Selling Securityholders:

The Selling Securityholders are offering up to an aggregate of 13,849,755 shares of our common stock comprised of:

  up to 9,299,834 shares of common stock; and

  up to 4,549,921 shares of common stock issuable upon the exercise of common stock purchase warrants.

Offering Price:

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold on the NYSE Amex Equities Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

Use of Proceeds:

We will not receive any of the proceeds from the sale of shares by the Selling Securityholders. However, some of the shares that may be offered for sale by certain Selling Securityholders under this prospectus are issuable upon exercise of warrants. If all of these warrants are exercised, which cannot be assured, we will receive total proceeds of $14,104,767. The proceeds, if any, would be used for general corporate purposes. We will, however, incur all costs associated with this registration statement and prospectus.

Market for our Common Stock:

Our common stock is listed for trading on the NYSE Amex Equities Exchange under the symbol "UEC". On August 4, 2009 the high and low prices for one share of our common stock on the NYSE Amex were $2.61 and $2.55, respectively; the closing price for one share of our common stock on the NYSE Amex on that date was $2.60.

Outstanding Shares of Common Stock:

There were 56,237,269 shares of common stock outstanding as of August 4, 2009. If all of the shares offered hereby which are issuable upon exercise of warrants are issued, then there would be 60,787,190 shares of our common stock issued and outstanding.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our mineral properties.

We will need to raise additional financing to complete further exploration of our mineral properties. Furthermore, if the costs of our planned exploration programs are greater than anticipated, we may have to seek additional funds through public or private share offerings or arrangements with corporate partners. There can be no assurance that we will be successful in our efforts to raise these required funds, or on terms satisfactory to us. The continued exploration of our mineral properties and the development of our business will depend upon our ability to establish the commercial viability of our mineral properties and to ultimately develop cash flow from operations and reach profitable operations. We currently are in the exploration stage and we have no revenue from operations and we are experiencing significant negative cash flow. Accordingly, the only other sources of funds presently available to us are through the sale of equity. We presently believe that debt financing will not be an alternative to us as all of our properties are in the exploration stage. Alternatively, we may finance our business by offering an interest in our mineral properties to be earned by another party or parties carrying out further exploration thereof or to obtain project or operating financing from financial institutions, neither of which is presently intended. If we are unable to obtain this additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of our mineral properties.

As our mineral properties do not contain any reserves or any known body of economic mineralization, we may not discover commercially exploitable quantities of ore on our mineral properties that would enable us to enter into commercial production, achieve revenues and recover the money we spend on exploration.

Our properties do not contain reserves in accordance with the definitions adopted by the SEC and there is no assurance that any exploration programs that we carry out will establish reserves. All of our mineral properties are in the exploration stage as opposed to the development stage and have no known body of economic mineralization. The known mineralization at these projects has not yet been determined to be economic ore, and may never be determined to be economic. We plan to conduct further exploration activities on our mineral properties, which future exploration may include the completion of feasibility studies necessary to evaluate whether a commercial mineable ore body exists on any of our mineral properties. There is a substantial risk that these exploration activities will not result in discoveries of commercially recoverable quantities of ore. Any determination that our properties contain commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economic. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that our mineral properties can be commercially developed.

Our exploration activities on our mineral properties may not be successful, which could lead us to abandon our plans to develop the property and its investments in exploration.

We are an exploration stage company and have not as yet established any reserves on our properties. Our long-term success depends on our ability to establish commercially recoverable quantities of ore on our mineral properties that can then be developed into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of uranium exploration is determined in part by the following factors:

    identification of potential uranium mineralization based on superficial analysis;

    availability of government-granted exploration permits;

    the quality of management and geological and technical expertise; and

    the capital available for exploration.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be established or determined to be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover any mineralized material in sufficient quantities on any of our properties to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of ore on our mineral properties.

Our business is difficult to evaluate because we have a limited operating history.

In considering whether to invest in our common stock, you should consider that our inception was May 16, 2003 and, as a result, there is only limited historical financial and operating information available on which to base your evaluation of our performance.

We have a history of operating losses and there can be no assurances we will be profitable in the future.

We have a history of operating losses, expect to continue to incur losses, and may never be profitable, and we must be considered to be in the exploration stage. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred losses totaling approximately $50,566,284 from May 16, 2003 (inception) to April 30, 2009 ($40,399,888 to our fiscal year ended July 31, 2008). As of April 30, 2009, we had an accumulated deficit of $50,566,284 (July 31, 2008 - $40,399,888) and incurred net losses totaling approximately $10,166,396 in the nine months ended April 30, 2009, $19,236,124 in the year ended July 31, 2008, $8,044,743 during the seven months ended July 31, 2007 and $11,608,135 during our fiscal year ended December 31, 2006. Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that: (i) the costs to acquire additional uranium exploration claims are more than we currently anticipate; (ii) exploration costs for additional claims increase beyond our expectations; or (iii) we encounter greater costs associated with general and administrative expenses or offering costs.

Our participation in an increasingly larger number of uranium mineral exploration prospects has required and will continue to require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically discover uranium prospects. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

We will require additional funding in the future.

Based upon our historical losses from operations, we will require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our exploration programs will be greatly limited. Our current plans require us to make capital expenditures for the exploration of our mineral exploration properties. Historically, we have funded our operations through the issuance of equity and short-term debt financing arrangements. We may not be able to obtain additional financing on favorable terms, if at all. Our future cash flows and the availability of financing will be subject to a number of variables, including the market prices of uranium. Further, debt financing could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations.

As part of our growth strategy, we intend to acquire additional mineral exploration properties.

Such acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not produce positive results of exploration, or we may not complete exploration of such prospects within specified time periods, which may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

We are a new entrant into the uranium mineral exploration industry without profitable operating history.

Since inception, our activities have been limited to organizational efforts, obtaining working capital and acquiring and exploring a very limited number of properties. As a result, there is limited information upon which to base our future success.

The business of mineral exploration is subject to many risks and uncertainties, including those described in this section, and if uranium is found in economic quantities, the profitability of future uranium mining ventures depends upon factors beyond our control. The profitability of mining uranium properties if economic quantities of Uranium are found is dependent upon many factors and risks beyond our control, including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) geological problems; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) labor disputes; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations.

The risks associated with exploration and, if applicable, mining could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.

We are not currently engaged in mining operations because we are in the exploration phase and have not yet any proven uranium reserves. We carry some property and liability insurance. Cost effective insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

The uranium exploration industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The uranium exploration industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive uranium properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low uranium market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to explore them in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, market fluctuations in commodity pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of uranium and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Uranium mining operations are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our business operations.

If economic quantities of uranium are found on any lease owned by us in sufficient quantities to warrant uranium mining operations, such mining operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Uranium mining operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus resulting in an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Uranium mineral exploration and development and mining activities are subject to certain environmental regulations, which may prevent or delay the commencement or continuance of our operations.

Uranium mineral exploration and development and future potential uranium mining operations are or will be subject to stringent federal, state, provincial, and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested of many years ago.

Future potential uranium mining operations and current exploration activities are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Uranium mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities. Costs associated with environmental liabilities and compliance are expected to increase with the increasing scale and scope of operations and we expect these costs may increase in the future.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. However, we are not fully insured at the current date against possible environmental risks.

Any change in government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry out business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

We may be unable to retain key employees or consultants or recruit additional qualified personnel.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of Amir Adnani, our President, Chief Executive Officer, Principal Executive Officer and a director, and Harry Anthony, our Chief Operating Officer and a director. Further, we do not have key man life insurance on any of these individuals. We may not have the financial resources to hire a replacement if any of our officers were to die. The loss of service of any of these employees could therefore significantly and adversely affect our operations.

Our officers and directors may be subject to conflicts of interest.

Some of our officers and directors serve only part time and may be subject to conflicts of interest. Each may devote part of his working time to other business endeavors, including consulting relationships with other corporate entities, and may have responsibilities to these other entities. Such conflicts may include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, some of our officers and directors may be subject to conflicts of interest.

Nevada law and our articles of incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our securityholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing securityholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to Our Common Stock

Sales of a substantial number of shares of our common stock into the public market by certain securityholders may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market by certain securityholders could cause a reduction in the market price of our common stock. As of the date of this prospectus, we have 56,237,269 shares of common stock issued and outstanding. Upon declaration of effectiveness of the registration statement of which this prospectus forms a part, 9,299,834 shares of our issued common stock (16.5% of our issued and outstanding stock) will be available for immediate resale and an additional 4,549,921 shares of our common stock issuable upon exercise of warrants (7.5% of our issued and outstanding stock, assuming exercise of all such warrants) will also be available for resale, which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the Selling Securityholders sell their shares of our common stock could encourage short sales by the Selling Securityholders or others. Any such short sales could place further downward pressure on the price of our common stock.

The trading price of our common stock on the American Stock Exchange and previously on the OTC Bulletin Board has been and may continue to fluctuate significantly and securityholders may have difficulty reselling their shares.

Our common stock commenced trading on September 28, 2007 on the NYSE Amex Equities Exchange, and previously traded on the OTC Bulletin Board, and the trading price has fluctuated. In addition to volatility associated with OTC Bulletin Board securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock: (i) disappointing results from our exploration or development efforts; (ii) failure to meet our revenue or profit goals or operating budget; (iii) decline in demand for our common stock; (iv) downward revisions in securities analysts' estimates or changes in general market conditions; (v) technological innovations by competitors or in competing technologies; (vi) lack of funding generated for operations; (vii) investor perception of our industry or our prospects; and (viii) general economic trends.

In addition, stock markets have experienced price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

Additional issuances of equity securities may result in dilution to our existing securityholders. Our Articles of Incorporation authorize the issuance of 750,000,000 shares of common stock.

The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance will also cause a reduction in the proportionate ownership and voting power of all other securityholders. As a result of such dilution, if you acquire shares of our common stock, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control.

Our common stock is classified as a "penny stock" under SEC rules which limits the market for our common stock.

Because the market price of the common stock has fluctuated and may trade at times at less than $5 per share, the common stock may be classified as a "penny stock." SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

A majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this prospectus that are not residents of the United States.

Recent market events and conditions, including disruptions in the U.S. and international credit markets and other financial systems and the deterioration of the U.S. and global economic conditions, has, among other things, impeded access to capital or increased the cost of capital, which has had an adverse effect on our ability to fund our working capital and other capital requirements.

In 2007 and into 2008, the U.S. credit markets began to experience serious disruptions due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, subprime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions have, among other things, made it more difficult for us to obtain, and have increased our cost of obtaining, capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to in this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The proceeds from the sale of the common stock covered by this prospectus will be received by the Selling Securityholders.  We will not receive any proceeds from the sale by any Selling Securityholder of the shares of common stock offered by this prospectus.

DETERMINATION OF OFFERING PRICE

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold on the NYSE Amex Equities Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

SELLING SECURITYHOLDERS

The Selling Securityholders named in this prospectus are offering, from time to time, the 13,849,755 shares of common stock under this prospectus.

On June 26, 2009, we issued an aggregate of 9,099,834 units (the "Units") and 200,000 shares at a price of $2.40 per Unit and share to the Selling Securityholders listed below pursuant to a private placement (the "June 2009 Private Placement"). Each Unit consists of one share of common stock and one-half of one transferrable share purchase warrant. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $3.10 per share for a period of two years from the date of issuance. The common stock being registered pursuant to the registration statement of which this prospectus forms a part includes the 9,299,834 shares of common stock issued pursuant to the June 2009 Private Placement and the 4,549,921 shares of common stock issuable upon exercise of the warrants.

We agreed to file the registration statement of which this prospectus forms a part with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the Selling Securityholders of the shares issued and the shares issuable upon exercise of the warrants in the June 2009 Private Placement.

The June 2009 Private Placement was completed in reliance on Rule 506 of Regulation D of the Securities Act, with respect to investors in the United States, and in reliance on Rule 903 of Regulation S of the Securities Act, with respect to those investors who were not "U.S. Persons", within the meaning of Regulation S, and who were otherwise outside of the United States. Sales to United States investors pursuant to Rule 506 of Regulation D were limited to investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D.

The following table sets forth information as of August 4, 2009 regarding the ownership of the shares of common stock to be sold by the Selling Securityholders. The number of shares indicated for each Selling Securityholder includes both the shares issued in the June 2009 Private Placement and the shares issuable to the Selling Securityholders upon exercise of the warrants.

Information with respect to "Number of shares owned prior to this offering" includes shares issuable upon exercise of warrants held by the Selling Securityholders and other shares held of record by the Selling Securityholders. The "Number of shares being offered" includes the shares acquired by the Selling Securityholders in the June 2009 Private Placement described above and the shares that are issuable upon exercise of the warrants acquired by the Selling Securityholders pursuant to that private placement. Information with respect to "Number of shares to be owned upon completion of this offering" assumes the sale of all of the shares being offered by this prospectus and no other purchases or sales of our common stock by the Selling Securityholders. Except as described below and to our knowledge, the named Selling Securityholders own and have sole voting and investment power over all shares or rights to these shares. To our knowledge, none of the Selling Securityholders is a registered broker-dealer or an affiliate thereof. Except for their ownership of common stock described below, none of the Selling Securityholders had or have any material relationship with us. The Selling Securityholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the common stock held by them since the date as of which information is presented below.

The applicable percentages of beneficial ownership are based on an aggregate of 56,237,269 shares of our common stock issued and outstanding on August 4, 2009, adjusted as may be required by rules promulgated by the SEC.
Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Margus Ehatamm	10,500	10,500	Nil	0
ADIT Capital Management II, L.P.(5)	52,500	52,500	Nil	0
ADIT Capital Management III, L.P. (6)	52,500	52,500	Nil	0
Jov Canadian Equity Class(7)	27,750	27,750	Nil	0
Green Energy Metals Fund, L.P. (8)	45,000	45,000	Nil	0
T.I.P. Opportunities Fund(9)	34,200	34,200	Nil	0
Primevestfund(10)	225,000	225,000	Nil	0
Front Street Investment Management Inc. (11)	625,050	625,050	Nil	0
I.G. Investment Management, Ltd., As Trustee For Investors Mergers & Acquisitions Fund(12)	631,626(13)	265,626	366,000	Less than 1%
Investors Group Corporate Class Inc. For Investors Mergers & Acquisitions Class(14)	99,125(15)	46,875	52,250	Less than 1%
Uranium Focused Energy Fund(16)	423,250(17)	210,750	212,500	Less than 1%
Douglas Johnson	231,251	231,251	Nil	0
Cypress Capital Management(18)	75,000	75,000	Nil	0
Liechtensteinische Landesbank AG(19)	1,451,612	1,451,612	Nil	0
Martin Springborg	60,000	60,000	Nil	0
Tarek AbuZayyad(20)	31,251	31,251	Nil	0

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Dennis Wing	31,250	31,250	Nil	0
Schroder & Co. Bank AG(21)	87,500	87,500	Nil	0
Vontobel Fund Global Trend New Power (22)	3,125,001	3,125,001	Nil	0
KP Livsforsikring A/S(23)	1,200,000	1,200,000	Nil	0
Volker Luchterhand	62,501	62,501	Nil	0
SG Private Banking (Suisse) SA(24)	300,000	300,000	Nil	0
Ursel Wohlfarth	624,999	624,999	Nil	0
Northern Trust Co. (25)	87,633	87,633	Nil	0
Junior Energy Fund(26)	107,351	107,351	Nil	0
Muse Global Master Fund(27)	54,126	54,126	Nil	0
Geiger Counter Limited(28)	1,436,778	1,436,778	Nil	0
Universal Investment GMBH - Earth Energy Fund UI(29)	200,000	200,000	Nil	0
The Natural Resources Fund(30)	320,000(31)	240,000	80,000	Less than 1%
High Tide (Bermuda) Ltd. (32)	156,251	156,251	Nil	0
Janet Meiklejohn	15,750	15,750	Nil	0
Ashdon Select Managers(33)	16,050	16,050	Nil	0
Daimler Chrysler Retirement Trust(33)	186,744	186,744	Nil	0
Westcliff Aggressive Growth, LP(33)	36,315	36,315	Nil	0
Westcliff Energy Partners, LP(33)	16,785	16,785	Nil	0
Westcliff Foundation(33)	4,635	4,635	Nil	0
Westcliff Fund, LP(33)	103,725	103,725	Nil	0
Westcliff Long/Short, LP(33)	93,030	93,030	Nil	0
Westcliff Master Fund, LP(33)	57,900	57,900	Nil	0
Westcliff Partners, LP(33)	42,705	42,705	Nil	0
Westcliff Small Cap Fund, LP(33)	6,060	6,060	Nil	0
Westcliff Venture Fund, LP(33)	61,050	61,050	Nil	0
Porter Partners, L.P. (34)	127,500	127,500	Nil	0
Lynn G. Kanzer	10,000(35)	7,500	2,500	Less than 1%
EDJ Limited(36)	22,500	22,500	Nil	0
Jeff Crane	30,000	30,000	Nil	0

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Robert B. Sloan	12,000	12,000	Nil	0
Iroquois Master Fund Ltd. (37)	191,667(38)	150,000	41,667	Less than 1%
Robert Amado and Ada Amado, Trustees, Amado Family Trust	9,000	9,000	Nil	0
Wade H. Saunders and Anne Monique Rochette (joint tenants)	12,000	12,000	Nil	0
Suzanne Keane, Trustee, Suzanne Keane Trust	12,000	12,000	Nil	0
Susan Brenner and Paul Brenner, Trustees, Susan C. Brenner Trust	12,000	12,000	Nil	0
William J. Burkett and Lori L. Burkett, Trustees, William J and Lori Burkett Revocable Trust U/A DTD 7/2/1999	12,000	12,000	Nil	0
Myhre Family Ltd Partnership(39)	9,000	9,000	Nil	0
Susan J. Stallcup	9,000	9,000	Nil	0
Susan J. Stallcup, Trustee, Earl Swanson Trust	9,000	9,000	Nil	0
Steven Feldstein and Darlene Feldstein, Trustees, Feldstein Family Trust	12,000	12,000	Nil	0
Stephen Kaufman and Lynn Kaufman, Trustees, Kaufman Family 2008 Trust	9,000	9,000	Nil	0
Miriam Dara Gross	7,500	7,500	Nil	0
Michael J. Saltzman	7,500	7,500	Nil	0
Matthew Gissen	9,000	9,000	Nil	0
Mary E. Godwin and Jim Godwin (joint tenants)	9,000	9,000	Nil	0
Scott Sugarman	9,000	9,000	Nil	0
Scott Sugarman, Custodian, S. Sugarman UCAUTMA	7,500	7,500	Nil	0
Jeffrey and Mardina Chen, Trustees, Chen Trust	12,000	12,000	Nil	0
Steven Frankel and Joan Reid, Trustees, S.H. Frankel and J.E. Reid Revocable Trust	15,000	15,000	Nil	0
Samrei Investments(40)	12,000	12,000	Nil	0
Allan J. Grosh, Trustee, Allan J. Grosh Revocable Living Trust	9,000	9,000	Nil	0
John Uth and Elisabeth Uth, Trustees, Uth Family Revocable Trust	9,000	9,000	Nil	0

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Marshall G. Berol	15,750(41)	9,000	6,750	Less than 1%
David Lynn Bryson	13,500	13,500	Nil	0
Regis Kelly and Rae-Lynn Burke, Trustees, The Kelly-Burke Family Trust U/A DTD 2/20/2001	9,000	9,000	Nil	0
Charlene B. Christo, Trustee, Charlene B. Christo Trust U/A DTD 7/15/1998	9,000	9,000	Nil	0
Sidney Yiukwok Chen, Trustee, Sidney and Sandra Lee Chen Trust U/A DTD 4/16/2001	15,000	15,000	Nil	0
Sandra Lee Chen, Trustee, S.C.P. Sidney and Sandra Lee Chen Trust U/A DTD 4/16/2001	9,000	9,000	Nil	0
Roswitha Dibernardo	7,500	7,500	Nil	0
Martin Kirkup and Lale Kirkup, Trustees, Kirkup Family Revocable Trust U/A DTD 5/11/2006	12,000	12,000	Nil	0
Dennis Michael Dougherty	12,000	12,000	Nil	0
Bruce G. Edwards	6,000	6,000	Nil	0
Judith Cohen and Malcolm Gissen, Trustees, Malcolm Gissen/Judith Cohen 2003 Trust	18,375(42)	9,000	9,375	Less than 1%
John Hamilton and Carol Leonard (community property)	12,000	12,000	Nil	0
David Arthur Immergluck, Trustee, Counting Crows Profit Sharing Plan 1/1/1994 FBO David Immergluck	12,000	12,000	Nil	0
Thomas Michael Knox	7,500	7,500	Nil	0
Mari Mayeda	6,000	6,000	Nil	0
Richard McKee and Beverly McKee, Trustees, The McKee Family 2005 Trust U/A DTD 7/8/2005	7,500	7,500	Nil	0
Andrew Mendelsohn and Judith Mendelsohn, Trustees, Andrew J. and Judith A. Mendelsohn U/A DTD 7/17/1992	18,000	18,000	Nil	0
Robert Moler, Trustee, Irrevocable Trust	15,000	15,000	Nil	0
Paolo Morante	15,000	15,000	Nil	0

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Joe F. Neal and Janet B. Neal, Trustees, Neal Revocable Trust U/A DTD 1/7/2004	10,500	10,500	Nil	0
Sudha M. Pennathur and Edward P. Messerly (joint tenants)	12,000	12,000	Nil	0
Richards Trust(43)	10,500	10,500	Nil	0
Ivor Samson and Sharon Samson TTEE Ivor and Sharon Samson Rev Trust 9/24/2003 FBO Ivor and Sharon Samson	6,000	6,000	Nil	0
Michael A. Schlanger	12,000	12,000	Nil	0
Stoller Trust(44)	9,000	9,000	Nil	0
Noah Stroe, Trustee, U/W Mara Stroe FBO Anthony Stroe	6,000	6,000	Nil	0
Noah Stroe and Dinah Stroe, Trustees, Stroe 2001 Trust U/A DTD 9/2/2001	12,000	12,000	Nil	0
Howard J. Toner	12,000	12,000	Nil	0
Craig S. Valdes	13,500(45)	6,000	7,500	Less than 1%
Randy and Laura Vandenbrink, Trustees, Vandenbrink Family Trust	10,500	10,500	Nil	0
Dan J. Vickrey	9,000	9,000	Nil	0
Joan Viener and Robert Viener, Trustees, Joan E. Viener Revocable Trust U/A DTD 1/17/2006	6,000	6,000	Nil	0
Robert B. Viener, Trustee, Robert B. Viener Trust U/A DTD 4/18/2003	6,000	6,000	Nil	0
Peter Walter and Patricia Caldera-Munoz, Trustees, Walter 1997 Trust U/A DTD 12/9/1997	9,000	9,000	Nil	0
Joyce Wesolowski	9,000	9,000	Nil	0
Arnold B. Wolfe MD, Trustee, The Arnold and Nancy Wolfe Living Trust U/A DTD 5/15/2006	9,000	9,000	Nil	0
Encompass Fund (46)	45,000(47)	30,000	15,000	Less than 1%
Michael Connor and Dale Connor	20,000(48)	15,000	5,000	Less than 1%
Morton N. and Sara N. Richter	20,000(49)	15,000	5,000	Less than 1%
2035718 Ontario Inc. (50)	450,000	450,000	Nil	0
Cranshire Capital, L.P. (51)	208,334(52)	156,251	52,083	Less than 1%

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Patrick Harrison	30,000	30,000	Nil	0
Ronald Harrison	11,250	11,250	Nil	0
Concept Trustees Ltd as Trustee of the Aurora International Pension Plan(53)	27,750	27,750	Nil	0
Bruno Benz	30,000	30,000	Nil	0
Hubert Franz Hoefferer	18,750	18,750	Nil	0
Jonathan Windsor-Luck	4,500	4,500	Nil	0
Jeannette Gugelmann	48,000	48,000	Nil	0
Alexandra Gugelmann	12,000	12,000	Nil	0
Christopher Gugelmann	12,000	12,000	Nil	0
George Gugelmann	48,000	48,000	Nil	0
Susan Windsor-Luck	4,500	4,500	Nil	0
Norbert Aust	12,000	12,000	Nil	0
James Cowderoy	30,000	30,000	Nil	0
Michael Norman Gray	12,000	12,000	Nil	0
Douglas Harrison	18,750	18,750	Nil	0
Nigel John Anthony Harrison	30,000	30,000	Nil	0
Mitchell T. Kaplan and Marilyn E. Jones as Trustees of the Kaplan-Jones Family Trust	12,000	12,000	Nil	0
Duncan Campbell Malcolm	18,750	18,750	Nil	0
Jean Eubank O'Connor	24,000	24,000	Nil	0
Gavin and Danielle Patterson	12,000	12,000	Nil	0
Humphrey Porter	30,000	30,000	Nil	0
Robert Patterson Holdings Limited(54)	18,750	18,750	Nil	0
Total	14,705,380	13,849,755	855,625	1.4%

(1) Beneficial ownership calculation under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2) The "Number of shares being offered" for each Selling Securityholder consists of the shares which are being registered pursuant to the registration statement of which this prospectus forms apart, that is, the 9,299,834 shares issued and the additional 4,549,921 shares issuable upon exercise of warrants issued in the Company's June 2009 Private Placement.

(3) Assumes that the Selling Securityholders sell all of the shares which are being registered under the registration statement of which this prospectus forms a part.

(4) Based on 56,237,269 shares of our common stock issued and outstanding as of August 4, 2009.

(5) Thomas Carley, the Chief Financial Officer of ADIT Capital Management II, L.P., has discretionary voting and investment authority over these shares.

(6) Thomas Carley, the Chief Financial Officer of ADIT Capital Management III, L.P., has discretionary voting and investment authority over these shares.

(7) Jim Huang, the Portfolio Manager of Jov Canadian Equity Class, has discretionary voting and investment authority over these shares.

(8) Thomas Carley, the Chief Financial Officer of Green Energy Metals Fund, L.P., has discretionary voting and investment authority over these shares.

(9) Jim Huang, the Portfolio Manager of T.I.P. Opportunities Fund, has discretionary voting and investment authority over these shares.

(10) Ryaz Shariff, the President and Chief Executive Officer of Primevest Capital Corp., the portfolio manager of Primevestfund, has discretionary voting and investment authority over these shares.

(11) Craig Porter, the Portfolio Manager of Front Street Investment Management Inc., has discretionary voting and investment authority over these shares.

(12) Bradley R. Kirk, for I.G. Investment Management, Ltd., as trustee for Investors Mergers & Acquisitions Fund, has discretionary voting and investment authority over these shares.

(13) In addition to shares offered hereunder, this figure includes 366,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(14) Bradley R. Kirk, for Investors Group Corporate Class Inc. for Investors Mergers & Acquisitions Class, has discretionary voting and investment authority over these shares.

(15) In addition to shares offered hereunder, this figure includes 52,250 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(16) Sylvia V. Stinson, the Chief Financial Officer and a Director for Uranium Focused Energy Fund, has discretionary voting and investment authority over these shares.

(17) In addition to shares offered hereunder, this figure includes 212,500 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(18) Cathy Urquhart, the Portfolio Manager of Cypress Capital Management, has discretionary voting and investment authority over these shares.

(19) Peter Marxer, the Head of Trading for Liechtensteinische Landesbank AG, has discretionary voting and investment authority over these shares.

(20) See also note number 32.

(21) Justin Kamps, Manager for Schroder & Co. Bank AG, has discretionary voting and investment authority over these shares.

(22) Anders Malcolm, Managing Director of Vontobel Fund Global Trend New Power, has discretionary voting and investment authority over these shares.

(23) Poul Erik Baekgaard, Senior Portfolio Manager of KP Livsforsikring A/S, has discretionary voting and investment authority over these shares.

(24) Thierry Mory, Vice President and Assistant Treasurer of SG Private Banking (Suisse) AG, has discretionary voting and investment authority over these shares.

(25) Derek Pound of Jupiter Asset Management Limited has discretionary voting and investment authority over these shares which are held through the custody of Northern Trust Co.

(26) Angelos Damaskos, CEO and Senior Investment Manager of Junior Energy Fund, has discretionary voting and investment authority over these shares.

(27) Richard Hazelwood, Director of Muse Global Master Fund, has discretionary voting and investment authority over these shares.

(28) Scott Carpenter, Operations Manager of Geiger Counter Limited, has discretionary voting and investment authority over these shares.

(29) Markus Pfaff and Peter Zimmer of Universal Investment GMBH - Earth Energy Fund UI, have discretionary voting and investment authority over these shares.

(30) Martin Garzaron, Portfolio Manager of The Natural Resources Fund, has discretionary voting and investment authority over these shares.

(31) In addition to shares offered hereunder, this figure includes 80,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(32) Tarek AbuZayyad, Attorney-in-Fact and Investment Manager of High Tide (Bermuda) Ltd., has discretionary voting and investment authority over these shares.

(33) Ashdon Select Managers, Daimler Chrysler Retirement Trust, Westcliff Aggressive Growth, LP, Westcliff Energy Partners, LP, Westcliff Foundation, Westcliff Fund, LP, Westcliff Long/Short, LP, Westcliff Master Fund, LP, Westcliff Partners, LP, Westcliff Small Cap Fund, LP, and Westcliff Venture Fund, LP, are investment limited partnerships and other clients of which Westcliff Capital Management, LLC ("Westcliff"), is the general partner and/or investment adviser. Richard S. Spencer, as managing member of Westcliff, has discretionary authority to purchase, vote and dispose of the securities on behalf of its clients. Westcliff and Mr. Spencer disclaim beneficial ownership as to such securities except to the extent of their respective pecuniary interests therein.

(34) Jeffery H. Porter, General Partner of Porter Partners, L.P., has discretionary voting and investment authority over these shares.

(35) In addition to shares offered hereunder, this figure includes 2,500 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(36) Jeffery H. Porter, Investment Advisor of EDJ Limited, has discretionary voting and investment authority over these shares.

(37) Joshua Silverman, on behalf of Iroquois Master Fund Ltd., has discretionary voting and investment authority over these shares.

(38) In addition to shares offered hereunder, this figure includes 41,667 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(39) Todd Myhre has discretionary voting and investment authority over these shares.

(40) John Sampson has discretionary voting and investment authority over these shares.

(41) In addition to shares offered hereunder, this figure includes 4,500 shares as well as an additional 2,250 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(42) In addition to shares offered hereunder, this figure includes 6,250 shares as well as an additional 3,125 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(43) Wayne and Christine Richards have discretionary voting and investment authority over these shares.

(44) Glenn Stoller has discretionary voting and investment authority over these shares.

(45) In addition to shares offered hereunder, this figure includes 5,000 shares as well as an additional 2,250 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(46) Malcolm H. Gissen, as President of Malcolm H. Gissen & Associates Inc., portfolio manager on behalf of Encompass Fund, has discretionary voting and investment authority over these shares.

(47) In addition to shares offered hereunder, this figure includes 10,000 shares as well as an additional 5,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(48) In addition to shares offered hereunder, this figure includes 5,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(49) In addition to shares offered hereunder, this figure includes 5,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(50) Rick Kung, President of2035718 Ontario Inc., has discretionary voting and investment authority over these shares. .

(51) Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, L.P. ("Cranshire") and consequently has voting and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(52) In addition to shares offered hereunder, this figure includes 52,083 shares issuable upon the exercise of warrants exercisable at $3.10 per share until July 8, 2010.

(53) Jacqueline Barbara Ely, Director of Concept Trustees Ltd., has discretionary voting and investment authority over these shares.

(54) Robert Patterson has discretionary voting and investment authority over these shares.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Securityholders may offer and sell the shares covered by this prospectus at various times. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold on the NYSE Amex Equities Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  through options, swaps or derivative;

  privately negotiated transactions; or

  in a combination of any of the above methods.

The Selling Securityholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Securityholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Securityholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Securityholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to commissions or receive from commissions the purchasers of shares as described above.

If our Selling Securityholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the Selling Securityholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. The Selling Securityholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 750,000,000 shares of common stock with a par value of $0.001 per share. As of August 4, 2009, there were 56,237,269 shares of our common stock issued and outstanding.

Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share rateably in all net assets available for distribution to common stockholders after payment to secured convertible promissory note holders and creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine. In the event of a merger or consolidation all holders of common stock will be entitled to receive the same per share consideration.

An aggregate of 4,549,921 shares of our common stock issuable upon exercise of outstanding warrants to acquire shares of our common stock by the Selling Securityholders are offered by this prospectus as described herein. The purchase price and number of shares to be issued upon exercise of the warrants is subject to adjustment in certain cases, including, among others, in the event of a share reorganization, capital reorganization or other related transaction.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Lang Michener LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The consolidated financial statements for the year ended July 31, 2008 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Ernst & Young LLP, Chartered Accountants ("Ernst & Young"), an independent registered public accounting firm, as stated in their report dated October 22, 2008. The Company's financial statements for the period May 16, 2003 (inception) through December 31, 2006 were audited by Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants ("DMCL"), an independent registered public accounting firm, as stated in their report dated February 26, 2007. The respective reports of Ernst & Young and DMCL, which are incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended July 31, 2008, and the consolidated financial statements for the year ended July 31, 2008 have been so incorporated in reliance upon such report given upon on the authority of such firms as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

  Annual Report on Form 10-K for the fiscal year ended July 31, 2008, filed October 22, 2008;

  Quarterly Report on Form 10-Q for the quarter ended October 31, 2008, filed December 10, 2008;

  Quarterly Report on Form 10-Q for the quarter ended January 31, 2009, filed March 12, 2009

  Quarterly Report on Form 10-Q for the quarter ended April 30, 2009, filed June 11, 2009, as amended by Amendment No. 1 thereto filed August 7, 2009;

  Current Reports on Form 8-K filed with the SEC on December 23, 2008, January 16, 2009, January 22, 2009, March 17, 2009, May 14, 2009, June 2, 2009, June 9, 2009, June 9, 2009, June 11, 2009, June 16, 2009, June 30, 2009 and July 27, 2009;

  The description of our common stock contained in the Registration Statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company's 10-KSB for the Company's year ended December 31, 2005, as filed with the SEC on April 13, 2009, which describes the Company's forward stock split of 1.5-for-one of the Company's total issued and outstanding stock and authorized share capital, effective February 28, 2009, which increased the Company's authorized share capital to 750,000,000 shares of common stock.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering shall be deemed to be incorporated by reference into the prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information, at no cost to the requester, upon written or oral request at the following address or telephone number: Uranium Energy Corp., 9801 Anderson Mill Road, Suite 230, Austin, Texas, 78750; telephone number (512) 828-6980.

We file annual and quarterly reports, current reports on Form 8-K and proxy statements with the SEC.  The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

PROSPECTUS

URANIUM ENERGY CORP.

13,849,755 Shares of Common Stock

August 20, 2009

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.